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                                       EXHIBIT 8.1

    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                919 THIRD AVENUE
            NEW YORK, NY 10022-3897
                      ---
                 (212) 735-3000
               FAX:(212) 735-2000


                                  December 9, 1996



Frontier Insurance Group, Inc.
Frontier Financing Trust
195 Lake Louise Marie
Rock Hill, New York  12775

              Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and gentlemen:

         We have acted as special counsel to Frontier Financing Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (Chapter 38, Title 12 of the Delaware Code, 12 DEL. C. Sections 3801, ET SEQ.) (the "Trust"), and Frontier Insurance Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 of the Company and the Trust, filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended at the time of its effectiveness, being hereinafter referred to as the "Registration Statement"), relating to the registration (i) by the Trust of 3,450,000 of the Trust's 6-1/4% Convertible Trust Originated Preferred SecuritiesSM (liquidation amount $50 per preferred security)(the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust, and (ii) by the Company of the shares of common stock, par value $.01 per share, of the

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Frontier Insurance Group, Inc.
Frontier Financing Trust
December 9, 1996
Page 2


Company (the "Company Common Stock") issuable upon conversion of the Preferred Securities, and certain other securities.

         We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

         Very truly yours,



         /s/  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP